Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-216352, 333-210175, 333-203842 and 333-194016 on Form S-8 of our reports dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of Inogen, Inc., and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 27, 2018